Exhibit 4.3

DELAYED DRAW TERM NOTE

November 17, 2020
Up to $6,000,000	Stamford, Connecticut

The undersigned, for value received, promises to pay to the order of POST ROAD SPECIAL OPPORTUNITY FUND II LP, a Delaware limited partnership (the “Lender”), at the principal office of Post Road Administrative LLC (the “Administrative Agent”) in Stamford, Connecticut the aggregate unpaid amount of all Delayed Draw Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay principal and interest on each Delayed Draw Loan, payable at the rate(s) and at the time(s) set forth herein and in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

The unpaid principal amount of the Delayed Draw Loan shall bear interest for the period commencing on the Delayed Draw Date through the date such Delayed Draw Loan is Paid in Full in cash or same day funds at a rate equal to LIBOR (with a set Interest Period) plus 12.0% per annum; provided, however, that the Obligations may bear interest at the Default Rate pursuant to Section 3.2 of the Credit Agreement; provided further, that the undersigned may elect to defer until the Maturity Date payment of accrued and unpaid interest on the Delayed Draw Loan pursuant to Section 3.3 of the Credit Agreement; provided further, that premium amounts on the Delayed Draw Loan may be due pursuant to Section 4.4 of the Credit Agreement..

All Obligations shall be due and payable on the earlier of (A) November 17, 2024, or (B) the date to which the Obligations are accelerated pursuant to ARTICLE XIII of the Credit Agreement.

This Delayed Draw Term Note (this “Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of November 17, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain Persons (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

T3 COMMUNICATIONS, INC.,
a Nevada corporation

By:
Name:
Title:

Signature Page to Delayed Draw Term Note